UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2006

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement

Executive Compensation

Effective January 30, 2006, the Compensation Committee of the Board of Directors of Guitar Center, Inc. (the “Company”) approved bonus compensation for the Company’s executive officers as follows: Marty Albertson ($840,000), Bruce Ross ($270,000), Erick Mason ($167,750), Robert Eastman ($79,100), David Robson ($30,000) and Lee Smith ($154,000).  The award to Mr. Albertson includes an award of $770,000 conditioned upon receipt of the final certified audit of the Company’s financial statements for the year ended December 31, 2005 in accordance with our Senior Executive Performance Bonus Plan as previously approved by the Company’s stockholders and a supplemental award of $70,000 made at the discretion of the Compensation Committee.  The other awards are discretionary awards in accordance with the Company’s annual short-term incentive programs administered by the Compensation Committee.  In addition, Mr. Smith’s salary was increased to $295,000 from $280,000.

Amendment to Employment Agreement

Effective as of January 30, 2006, the Compensation Committee approved an amendment to Mr. Eastman’s employment agreement.  The amendment is effective retroactively to January 1, 2006 and the agreement will now expire on December 31, 2008.  Pursuant to the amendment, Mr. Eastman’s annual base salary is $412,500.  In addition, Mr. Eastman is eligible to receive an annual bonus at the discretion of the Compensation Committee upon the achievement of a performance target as determined by the Compensation Committee.  The amount of the bonus will be 75% of Mr. Eastman’s then current salary if the performance target is achieved, but may range between 0% and 150% of his then current salary in the event the performance target is not achieved or is exceeded, respectively, as determined by the Compensation Committee.  The Compensation Committee will adjust the performance target as it deems necessary to reflect unusual or non-recurring events impacting the Company’s operating income.

Mr. Eastman’s employment agreement provides that if Musician’s Friend, Inc. engages a full-time replacement Chief Executive Officer during the term of the agreement, the Company may elect to change Mr. Eastman’s role to be solely the Chairman of the Board of Musician’s Friend, Inc. for the remainder of the term of the agreement at a rate of compensation to be determined at the time of the role conversion.  In the event Mr. Eastman is terminated by the Company without cause, or Mr. Eastman terminates his employment with reasonable justification (in each case as defined in the agreement), on or before December 31, 2006, Mr. Eastman will be entitled to receive as severance base salary for 24 months and one annual cash bonus equal to the last annual bonus he received prior to termination (excluding any portion thereof that the Compensation Committee considered extraordinary and non-recurring).  If Mr. Eastman’s employment is terminated under those conditions after December 31, 2006, he will be entitled to receive as severance base salary for the greater of 12 months or the period beginning on the date of termination and ending on December 31, 2008 and one annual cash bonus equal to the last annual bonus he received prior to termination (excluding any portion thereof that the Compensation Committee considered extraordinary and non-recurring).  In any such event, all stock options or shares of restricted stock issued to Mr. Eastman after June 1, 2003 will fully vest.  The agreement also provides for the continuation of certain rights to participate in Company healthcare plans.

The summary provided above is qualified by the full text of the agreement which has been filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.                  Financial Statements and Exhibits

(c)          Exhibits

Exhibit No.	Description

10.1	Third Amended and Restated Employment Agreement between Musician’s Friend, Inc. and Robert V. Eastman, dated effective as of January 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: February 2, 2006
	By:	/s/ Bruce Ross
Bruce Ross, Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amended and Restated Employment Agreement between Musician’s Friend, Inc. and Robert V. Eastman, dated effective as of January 1, 2006.